Exhibit 99.1

Avita Medical, Inc. Signs Agreement with Premier, Inc. to Supply the RECELL® System to Hospitals and Health Systems Across the U.S.

Agreement ensures timely access to the RECELL System for the approximately 4,440 U.S. hospitals and health systems in Premier’s network

VALENCIA, Calif. and MELBOURNE, Australia, 02 March 2022 — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, announced today that they have been awarded a group purchasing agreement with Premier, Inc. The new agreement allows Premier members, at their discretion, to take advantage of special pricing and terms pre-negotiated by Premier for the RECELL® System for the treatment of adult and pediatric patients that require treatment for severe burns. The RECELL® System is a device that enables healthcare professionals to produce a suspension of Spray-On Skin™ Cells using a small sample of the patient’s own skin for the treatment of acute thermal burns.

“When someone experiences a severe burn injury, time matters, and that is why this agreement with Premier is so important – it will help ensure that patients in need of treatment are able to efficiently and effectively access the RECELL System without delay,” said Dr. Mike Perry, AVITA Medical’s Chief Executive Officer. “As a leading GPO, Premier is a trusted partner among their alliance of members and AVITA Medical is committed to building on that trust by providing quality products to help ensure the best patient care possible. This agreement represents a major milestone for AVITA Medical as it puts our innovative RECELL System into the hands of those caring for burn patients across the U.S.”

This new agreement enables AVITA Medical access to Premier’s member hospitals and regional representatives to help facilitate the adoption of the RECELL System into their facilities.

Premier is a leading healthcare improvement company, uniting an alliance of approximately 4,400 U.S. hospitals and 225,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, consulting and other services, Premier enables better care and outcomes at a lower cost.

For more information about the RECELL System, please visit www.RECELLSystem.com.

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ABOUT AVITA MEDICAL, INC.

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s patented and proprietary collection and application technology provides innovative treatment solutions derived

AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355

from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is indicated for use in the treatment of acute thermal burns. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 10,000 patients globally reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE - RECELL® Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds, and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe. To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements concerning, among other things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational and financial goal. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the timing of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, economic or political conditions outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this press release. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

This press release was authorized by the review committee of AVITA Medical, Inc.

AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355

FOR FURTHER INFORMATION:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1-615-414-8668 christycurran@sambrown.com O.U.S. Media Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au	Investors Westwicke Partners Caroline Corner Phone +1-415-202-5678 caroline.corner@westwicke.com

PR20220203

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AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355